As filed with the Securities and Exchange Commission on June 6, 2024.

Registration No. 333-[              ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ECHOSTAR CORPORATION

(Exact name of issuer as specified in its charter)

Nevada	26-1232727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9601 South Meridian Boulevard
Englewood, Colorado	80112
(Address of principal executive offices)	(Zip code)

Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan (Full title of the plan)

Dean A. Manson

Chief Legal Officer and Secretary

EchoStar Corporation

9601 S. Meridian Blvd.

Englewood, Colorado 80112

(Name and address of agent for service)

(303) 723-1000

(Telephone number, including area code, of agent for service)

Copies to: Michelle B. Rutta White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ⌧	Accelerated filer ◻

Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ◻ Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

EXPLANATORY NOTE

On December 31, 2007, EchoStar Corporation, a Nevada corporation (the “Registrant”), filed a registration statement on Form S-8 (File No. 333-148416) (the “First Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering the issuance of (i) 360,000 Class A Shares, issuable pursuant to the EchoStar Corporation 2008 Employee Stock Purchase Plan (the “2008 ESPP”); (ii) 16,000,000 Class A Shares issuable pursuant to the EchoStar Corporation 2008 Stock Incentive Plan; (iii) 250,000 Class A Shares issuable pursuant to the EchoStar Corporation 2008 Nonemployee Director Stock Option Plan; and (iv) 4,000,000 Class A Shares that may be issued upon conversion of shares of Class B common stock of the Registrant, par value $0.001 per share, issuable pursuant to the EchoStar Corporation 2008 Class B CEO Stock Option Plan. On October 5, 2009, the Registrant filed a registration statement on Form S-8 (File No. 333-162339) (the “Second Registration Statement”) with the Commission registering the issuance of an additional 2,140,000 Class A Shares issuable pursuant to the 2008 ESPP.

On June 12, 2017, the Registrant filed a registration statement on Form S-8 (File No. 333-218658) (the “Third Registration Statement”) with the Commission registering an additional 2,500,000 Class A Shares issuable pursuant to the Amended and Restated EchoStar Corporation 2017 Employee Stock Purchase Plan (“2017 ESPP”), which amended and restated the 2008 ESPP, thereby increasing the aggregate number of Class A Shares registered under the 2017 ESPP to 5,000,000 Class A Shares.

On February 23, 2024, the Board of Directors of the Registrant approved certain amendments to the 2017 ESPP pursuant to which the aggregate number of Class A Shares reserved for issuance under the 2017 ESPP would increase by 3,000,000 shares, subject to approval by the Registrant’s stockholders, and on May 3, 2024, the Board of Directors of the Registrant approved an additional amendment to the 2017 ESPP pursuant to which fractional shares may be purchased (the 2017 ESPP, as so amended, the “A&R 2017 ESPP”). On May 3, 2024, the Registrant’s stockholders approved the increase in the aggregate number of Class A Shares reserved for issuance under the 2017 ESPP by 3,000,000 shares.

The purpose of this Registration Statement on Form S-8 is for the Registrant to register an additional 3,000,000 Class A Shares to be issued under the A&R 2017 ESPP, thereby increasing the aggregate number of Class A Shares registered under the A&R 2017 ESPP to 8,000,000 Class A Shares. In accordance with General Instruction E of Form S-8, the contents of the First Registration Statement, the Second Registration Statement and the Third Registration Statement are incorporated by reference into this Registration Statement and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given by the Registrant to employees, officers, directors, or others as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, either as part of the Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, filed with the Commission on February 29, 2024;
(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 20, 2024;
(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 8, 2024;
(d)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2024, January 11, 2024, January 16, 2024, and May 3, 2024 (other than portions of those documents deemed to be furnished and not filed); and

(e)

the description of EchoStar Class A Common Stock contained in Exhibit 4.25 to the Registrant’s Annual Report on Form 10-K for its fiscal year ending December 31, 2019, filed with the Commission on February 20, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement on Form S-8 and prior to such time as the Registrant files a post-effective amendment to this Registration Statement on Form S-8, if any, that indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 5.Interests of Named Experts and Counsel

The validity of the securities being registered hereunder is being passed upon for the Registrant by Dean A. Manson, Chief Legal Officer and Secretary of EchoStar. As of the date of filing, Mr. Manson owns, directly and indirectly, less than 1% of the outstanding shares of EchoStar Class A common stock.

Item 6. Indemnification of Directors and Officers

Chapter 78.7502(1) of the Nevada Revised Statutes (“NRS”) allows EchoStar to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of EchoStar, a “derivative action”), by reason of the fact that they are or were a director, officer, employee or agent of EchoStar, or are or were serving at the request of EchoStar as a director, officer, employee or agent of another corporation, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if they acted in a good faith manner which they reasonably believed to be in or not opposed to the best interests of EchoStar, and, with respect to any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. Under NRS chapter 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person is seeking advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Under NRS chapter 78.7502(3), decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel if a majority vote of a quorum consisting of disinterested directors so orders or if such a quorum cannot be obtained, or by the stockholders.

Provisions relating to liability and indemnification of officers and directors of EchoStar for acts by such officers and directors are contained in Article IX of the Articles of Incorporation of EchoStar as amended on January 25, 2008 and May 4, 2016, Exhibits 4.1 through 4.3 hereto, and Article IX of EchoStar’s Bylaws, Exhibits 4.4 and 4.5 hereto, which are incorporated by reference. These provisions state, among other things, that, consistent with and to the extent permitted by the NRS and upon the decision of a disinterested majority of EchoStar’s Board of Directors, or a written opinion of outside legal counsel in case a disinterested majority vote of the Board of Directors is not available (or even if a quorum of disinterested directors is obtainable, if such a quorum so directs), or EchoStar’s stockholders, that the applicable standard of conduct has been satisfied: (1) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of EchoStar) by reason of the fact that they are or were a director, officer, employee, fiduciary or agent of EchoStar, or are or were serving at the request of EchoStar as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of EchoStar, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; and (2) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EchoStar to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of EchoStar and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have adjudged to be liable for negligence or misconduct in the performance of their duty to EchoStar unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 8. Exhibits

mned
Exhibit
Number	Description

4.1*

Amended and Restated Articles of Incorporation of EchoStar Corporation (incorporated by reference to Exhibit 3.1 to EchoStar Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, filed February 29, 2024).

4.2*

Amended and Restated Bylaws of EchoStar Corporation (incorporated by reference to Exhibit 3.2 to EchoStar Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, filed February 29, 2024).

5.1	Opinion of Dean Manson as to the validity of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Dean Manson (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
99.1*

Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan (incorporated by reference to the Definitive Proxy Statement on Schedule 14A of EchoStar Corporation filed on March 20, 2024 (File No.001-33807).

99.2	Amendment No. 1 to the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan.
107	Filing Fee Table.

*Incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on this 6th day of June, 2024.

ECHOSTAR CORPORATION
By	/s/ Dean A. Manson
Name:	Dean A. Manson
Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dean A. Manson, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and amendments to this Registration Statement (including pre effective amendments and post effective amendments, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hamid Akhavan	President and Chief Executive Officer and Director (Principal Executive Officer)
Hamid Akhavan		June 6, 2024

/s/ Paul W. Orban	Executive Vice President and Chief Financial Officer, DISH (Principal Financial Officer and Principal Accounting Officer)	June 6, 2024
Paul W. Orban

/s/ Charles W. Ergen	Chairman	June 6, 2024
Charles W. Ergen

/s/ Cantey M. Ergen	Director	June 6, 2024
Cantey M. Ergen

/s/ Kathleen Q. Abernathy	Director	June 6, 2024
Kathleen Q. Abernathy

/s/ Stephen J. Bye	Director	June 6, 2024
Stephen J. Bye

/s/ R. Stanton Dodge	Director	June 6, 2024
R. Stanton Dodge

/s/ Lisa W. Hershman	Director	June 6, 2024
Lisa W. Hershman

/s/ Tom A. Ortolf	Director	June 6, 2024
Tom A. Ortolf

/s/ William D. Wade	Director	June 6, 2024
William D. Wade